UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2005

ICT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 685-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On June 24, 2005, ICT Group, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement among the Company, certain subsidiaries of the Company identified therein as guarantors, Banc of America Securities LLC as Sole Lead Arranger, Bank of America, N.A. as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, Citizens Bank as Co-Agent, and the other lenders party thereto (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement, which amends the Company’s existing three-year $100 million revolving credit facility, is structured as a $125 million secured revolving facility with a $5 million sublimit for swing line loans and a $30 million sublimit for multicurrency borrowings. The Amended and Restated Credit Agreement includes a $50 million accordion feature, which will allow the Company to increase its borrowing capacity to up to $175 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. The amendment extends the maturity date from December 2, 2006 to June 24, 2010. The Company must repay each swing line loan on the earlier of demand by the swing line lender or the maturity date.

Loans under the Amended and Restated Credit Agreement can bear interest at various rates, depending upon the type of loan. The Company has two borrowing options, either a “Base Rate” option, under which interest rate is calculated using the higher of the federal funds rate plus 0.5% or the Bank of America prime rate, plus a spread ranging from 0% to 0.75%, or a “Eurocurrency Rate” option, under which interest rate is calculated using LIBOR plus a spread ranging from 1.00% to 2.25%. The amount of the spread under each borrowing option depends on the Company’s ratio of funded debt to EBITDA (which, for purposes of the Amended and Restated Credit Agreement, is defined as income before interest expense, interest income, income taxes, and depreciation and amortization and certain other charges).

Borrowings under the Amended and Restated Credit Agreement are secured by substantially all of the assets of the Company and its domestic subsidiaries. The Amended and Restated Credit Agreement contains financial and other covenants, such as maintaining net worth and consolidated funded indebtedness to EBITDA requirements, and includes limitations on, among other things, liens, mergers, consolidations, sales of assets, incurrence of debt and capital expenditures. Under the Amended and Restated Credit Agreement, upon the occurrence of an event of default, such as non-payment or failure to observe specific covenants, the lenders would be entitled to declare all amounts outstanding under the facility immediately due and payable.

The Company maintains ordinary banking relationships with some of the various banks that are parties to the Amended and Restated Credit Agreement and their affiliates.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

By:	/s/ John J. Brennan
John J. Brennan
President and Chief Executive Officer

Dated: June 27, 2005